UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 1, 2017

CANNASYS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54476	88-0367706
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1350 17th Street, Suite 150
Denver, Colorado		80202
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		Phone: (720) 420-1290

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 1, 2017, CannaSys, Inc. and Patrick G. Burke entered to an executive employment agreement to engage Mr. Burke’s services as chief executive officer, chief financial officer, and corporate secretary for a term of one year, with automatic renewal for successive one-year terms at each anniversary date, unless terminated. Mr. Burke’s compensation will consist of an annual base salary of $84,000. The Company and Mr. Burke also entered into a Grant of Restricted Stock for 2,250,000 shares of common stock, to vest in equal quarterly increments over a one-year period.

At the same time, Michael Tew resigned as chief executive officer, chief financial officer, and corporate secretary, his employment agreement was terminated, and he entered into a consulting agreement and a separation and mutual release agreement with the Company. In connection therewith, the Company issued to Mr. Tew a promissory note in the amount of $44,380 for his past-due compensation and severance payment.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number*	Title of Document	Location

Item 10	Material Contracts
10.74	Executive Employment Agreement, together Grant of Restricted Stock and Confidentiality and Proprietary Rights Agreement, between CannaSys, Inc. and Patrick G. Burke, effective July 1, 2017	Attached
10.75	Promissory Note to Michael A. Tew dated June 30, 2017	Attached
10.76	Separation and Mutual Release Agreement between CannaSys, Inc. and Michael A. Tew effective June 30, 2017	Attached
10.77	Consulting Agreement between CannaSys, Inc. and Michael A. Tew effective July 1, 2017	Attached
Item 99	Miscellaneous
99.01	Press Release dated July 11, 2017	Attached

_______________________________________

* All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNASYS, INC.

Dated: July 11, 2017	By:	/s/ Patrick G. Burke
Patrick G. Burke, Chief Executive Officer